EXECUTION COPY

                             MIDDLEBY MARSHALL INC.
                                       AND
                             ASBURY ASSOCIATES, INC.

                  SIXTH AMENDMENT TO NOTE AGREEMENT AND WAIVER

                   Note Agreement Dated as of January 1, 1995

                     $15,000,000 10.99% Senior Secured Notes
                              Due January 10, 2003
                                       and
                        Warrant to Purchase Common Stock

     THIS SIXTH AMENDMENT TO NOTE AGREEMENT AND WAIVER, dated as of March 31, 1999 (the or this "Sixth Amendment"), relates to the Note Agreement dated as of January 1, 1995 (as heretofore amended, the "Original Note Agreement"), between and among Middleby Marshall Inc., a Delaware corporation ("MMI") and Asbury Associates, Inc., a Florida corporation ("Asbury"), (Asbury and MMI each hereinafter sometimes individually referred to as an "Obligor" and collectively as the "Obligors"), and The Northwestern Mutual Life Insurance Company (the "Noteholder").

                                    RECITALS:

     A. The Obligors and the Noteholder have heretofore entered into the Original Note Agreement, pursuant to which were issued the $15,000,000 10.99% Senior Notes Due January 10, 2003 (the "Notes ") dated January 10, 1995. The Noteholder is the holder of 100% of the outstanding principal amount of the Notes.

     B. The Obligors have requested that the Noteholder agree to (i) waive certain covenant defaults under Sections 5.7(b), 5.8, 5.9(a) and 5.9(b) of the Original Note Agreement and (ii) amend certain terms of the Original Note Agreement.

     C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Original Note Agreement unless herein defined or the context shall otherwise require.

     NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Sixth Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Obligors and the Noteholder do hereby agree as follows:


SECTION 1.  AMENDMENTS.

     1.1. Section 5.7(b) of the Original Note Agreement shall be and is hereby amended in its entirety to read as follows:

     (b) the ratio of (1) Consolidated Indebtedness to (2) EBITDA, measured at the end of each fiscal quarter for the four (4) immediately preceding fiscal quarters then ended, to exceed the following levels on each date:

               Maximum Level          Period Ended
               -------------          ------------

                    5.75              April 3, 1999
                    5.75              July 3, 1999
                    5.00              October 2, 1999
                    4.00              January 1, 2000 and thereafter


          provided, however, that for purposes of calculating EBITDA for the preceding four quarters, non-recurring charges taken by MMI in the third and fourth quarters of 1998 will be excluded from EBITDA; and provided further, that, for purposes of testing compliance with this covenant, the term (i) "Consolidated Indebtedness" shall include the present value of all capital lease obligations of MMI and its Subsidiaries, determined as of any date the ratio is to be determined, and (ii) in the event that MMI or any of its Subsidiaries shall have made an Acquisition involving any Person during any such fiscal quarter, the term "EBITDA" shall include the allocable earnings before interest, taxes, depreciation and amortization for the four (4) most recently completed fiscal quarters of such Person determined in accordance with GAAP, and, if GAAP is not applicable, determined in a manner agreed to in writing by the holders of the Notes and MMI.

     1.2. Section 5.8 of the Original Note Agreement shall be and is hereby amended in its entirety to read as follows:

     Section 5.8. Consolidated Tangible Net Worth. The Obligors will at all times keep and maintain Consolidated Tangible Net Worth equal to or greater than the sum of $24,000,000 plus an amount equal to 50% of Consolidated Net Income earned during each of its fiscal quarters beginning with its fiscal quarter commencing on January 3, 1999; provided that notwithstanding that Consolidated Net income for any such elapsed fiscal quarter may be a deficit figure, no reduction of the result thereof shall be made in the sum to be maintained pursuant hereto.

     1.3. Section 5.9 of the Original Note Agreement shall be and is hereby amended in its entirety to read as follows:

     Section 5.9. Fixed Charges Coverage Ratio. (a) The Obligors will at all times keep and maintain the ratio of Consolidated Net Income Available for Fixed Charges (CNIAFC) for the immediately preceding four fiscal quarter period to Consolidated Fixed Charges for the same four quarter period at not less than:

               Minimum Level          Period Ended
               -------------          ------------

                     .75              April 3, 1999
                     .75              July 3, 1999
                    1.00              October 2, 1999
                    1.50              January 1, 2000
                    1.75              April 1, 2000 and thereafter

     provided, however, that non-recurring charges taken by MMI in the third and fourth quarters of fiscal 1998 will be excluded when calculating CNIAFC.

     (b) The Obligors shall maintain a Consolidated Fixed Charge Coverage Ratio measured at the end of each fiscal quarter for the four (4) immediately preceding fiscal quarters then ended at not less than:

               Minimum Level          Period Ended
               -------------          ------------

                    1.00              April 3, 1999
                    1.00              July 3, 1999
                    1.00              October 2, 1999
                    1.00              January 1, 2000
                    1.25              April 1, 2000 and thereafter


     In the event that MMI or any of its Subsidiaries shall have made an Acquisition involving any Person during such immediate preceding fiscal quarter, then for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Consolidated Net Income shall include the allocable net income (adjusted as provided in the definition of the term "Consolidated Fixed Charge Coverage Ratio") of such Person for the four (4) most recently completed fiscal quarters of such Person determined in accordance with GAAP, and, if GAAP is not applicable, determined in a manner agreed to in writing by the holders of the Notes and MMI.

SECTION  2.  REPRESENTATIONS AND WARRANTIES.

     2.1. To induce the Noteholder to execute and deliver this Sixth Amendment, each Obligor represents and warrants to the Noteholder (which representations shall survive the execution and delivery of this Sixth Amendment) that:

     (a) this Sixth Amendment has been duly authorized, executed and delivered by it and this Sixth Amendment constitutes the legal, valid and binding obligation, contract and agreement of such Obligor enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

     (b) the Original Note Agreement, as amended by this Sixth Amendment, constitutes the legal, valid and binding obligation, contract and agreement of such Obligor enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

     (c) the execution, delivery and performance by such Obligor of this Sixth Amendment (i) have been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) do not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, (B) violate or require any consent under or with respect to any provision of the Revolving Credit Agreement or the Revolving Credit Documents or any other material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (C) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(B) of this Section 2.1(c);

     (d) as of the date hereof and after giving effect to this Sixth Amendment, no Default or Event of Default has occurred which is continuing; and

     (e) since October 3, 1998 there has been no material adverse change in the business or financial conditions or prospects of any Obligor.






SECTION 3. CONDITIONS PRECEDENT; MISCELLANEOUS.

     3.1. This Sixth Amendment shall not become effective until each and every one of the following conditions shall have been satisfied:

     (a) executed counterparts of this Sixth Amendment, duly executed by the Obligors shall have been delivered to the Noteholder;

     (b) the Noteholder shall have received an amendment to the Revolving Credit Agreement providing a waiver comparable to that provided in
          Section 3.2 hereof, consenting to this Sixth Amendment and containing covenant adjustments and other provisions as shall be in form and substance satisfactory to the Noteholder;

     (c) receipt by the Noteholder of an amount equal to 3/8 of 1% of the outstanding principal balance of the Notes as consideration for the Noteholder's execution and delivery of this Sixth Amendment; and

     (d)  the  representations  and  warranties  of the  Obligors  set  forth in
          Section 2 hereof are true and correct on and with respect to the date hereof.

     Upon satisfaction of the conditions herein, this Sixth Amendment shall be effective as of the date first written above.

     3.2. Upon and by virtue of this Amendment becoming effective as herein contemplated, the failure of the Obligors to comply with the provisions of Sections 5.8 (Consolidated Tangible Net Worth) and 5.9(a)(Fixed Charges Coverage Ratio) of the Original Note Agreement for the period ended October 3, 1998, and with the provisions of Sections 5.7(b) (Indebtedness Ratio), 5.8 (Consolidated Tangible Net Worth), 5.9(a) and 5.9(b)(Fixed Charges Coverage Ratio) of the Original Note Agreement for the period ending January 2, 1999, which failures constitute a Default or Event of Default under the Original Note Agreement, shall be deemed to have been waived by the Noteholder.

     3.3. The Company  understands  and agrees that (i) the waiver  contained in
Section 3.2 hereof pertains only to the Default or Event of Default therein described and to the extent so described and not to any other Default or Event of Default which may exist under, or any other matters arising in connection with, the Original Note Agreement or the Notes, or to any rights, powers or remedies that the Noteholder may have by virtue of any such other actions or matters, and (ii) this Sixth Amendment does not constitute an agreement to forbear from exercising any rights, powers or remedies the Noteholder may have with respect to such other Default or Event of Default or other matters.

     3.4. This Sixth Amendment shall be construed in connection with and as part of the Original Note Agreement, and except as modified and expressly amended by this Sixth Amendment, all terms, conditions and covenants contained in the Original Note Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

     3.5. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Sixth Amendment may refer to the Original Note Agreement without making specific reference to this Sixth Amendment but nevertheless all such references shall include this Amendment unless the context otherwise requires.

     3.6. This Sixth Amendment shall be governed by and construed in accordance with Illinois law.

     3.7. This Sixth Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment to Note Agreement as of the day and year first above written.

                                        MIDDLEBY MARSHALL INC.

                                        By /s/ John J. Hastings
                                           -------------------------------
                                           Its Executive Vice President



                                        ASBURY ASSOCIATES, INC.

                                        By /s/ John J. Hastings
                                           -------------------------------
                                           Its Vice President





Accepted as of March 31, 1999.

THE NORTHWESTERN MUTUAL LIFE
INSURANCE COMPANY

By  /s/ Richard A. Strait
    -------------------------------
    Its Authorized Representative